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                                                                      EXHIBIT 23


                   [COBITZ, VANDENBERG & FENNESSY LETTERHEAD]




The Board of Directors
Damen Financial Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Damen Financial Corporation of our report dated November 6, 1998 relating to the consolidated statements of financial condition of Damen Financial Corporation and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years ended September 30, 1998, 1997 and 1996, which report is included in Damen Financial Corporation's Annual Report and Form 10-K for the fiscal year ended September 30, 1998.



                                      /s/ COBITZ, VANDENBERG & FENNESSY



December 15, 1998
Palos Hills, Illinois